Exhibit 10.1
April 7, 2006
Mr. Jack F. Callahan, Jr.
89 Logan Road
New Canaan, CT 06840
Dear Jack:
I am pleased to offer you the position of Executive Vice President and Chief Financial Officer for Dean Foods Company. This position will report directly to me. We look forward to having you join our team as soon as possible after you complete your existing commitments.
Here are the specifics of your offer:
Base Salary
You will be paid $19,166.66 on a semi-monthly basis, which equates to an annual salary of $460,000. Your salary will be reviewed annually by our Compensation Committee.
Signing Bonus
You will receive a one-time signing bonus of $100,000.00, less payroll taxes, within 30 days of employment.
Annual Bonus Opportunity
As Executive Vice President and Chief Financial Officer of Dean Foods, you will be eligible to earn an annual bonus with a target amount equal to 70% of your annualized base salary, subject to the achievement of certain operating targets for the group and certain individual targets. You can earn up to 200% of your targeted bonus if operating targets are exceeded.
Annual Long Term Incentive Compensation
Upon commencement of your employment, you will be granted options to purchase shares of Dean Foods common stock having a Black Scholes value, as determined by Mercer Consulting, of $549,000 (representing approximately 45,000 options based on current valuation). The exercise price of the options will be the closing price of a share of Dean Foods stock on the date preceding the date of grant. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. You will also be awarded restricted shares having a value (based on the fair market value of Dean Foods shares) of $646,000 (representing 17,000 shares based on current valuation). These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future,

Mr. Jack Callahan
April 7, 2006

commencing in January 2007. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.
Additional “Sign On” Long Term Incentive Awards
Upon commencement of your employment, you will be granted an additional number of options to purchase shares of Dean Foods common stock having a Black Scholes value, as determined by Mercer Consulting, of $793,000 (representing approximately 65,000 options based on current valuation). These options will have the same terms and conditions as your annual stock option awards referenced above. In addition, you will be granted restricted shares having a value of $855,000 (representing approximately 22,500 restricted shares based on current valuation). These shares will vest in equal installments over a three year period beginning on the first anniversary of the date of grant.
Management Deferred Compensation Plan
You will be eligible to participate in the Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30-45 days after your start date.
Vacation Benefits
You will be granted four (4) weeks vacation. Unused vacation is not carried forward from year to year.
COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will pay your COBRA premiums (minus your normal Dean Foods contribution) until you become eligible for Dean Foods benefits (approximately 60 days following hire).
Benefits Plan Reference
Attached to this letter is an overview of Dean Foods’ Health Benefits, savings and 401k programs, and all other benefits. If you have questions regarding these programs or eligibility, please call Robby Dunn at 214-303-3557.
Relocation Benefits
Dean Foods wants your move to Dallas to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. The policy describing these benefits is enclosed. If you have questions regarding these programs or eligibility, please call Robby Dunn at 214-303-3557.
Insider Trading
As an executive officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.

Mr. Jack Callahan
April 7, 2006

Severance
If your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result of death, disability, your voluntary termination for good reason, or your involuntary termination without cause (as defined below), you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation. In addition, you will receive a lump sum severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay.
The term “cause” shall mean: (a) your conviction of any crime deemed by the company to make your continued employment untenable; (b) any act of gross negligence or willful misconduct in the conduct of your employment; (c) your committing any act of dishonesty whether relating to the company or any of its affiliates, its employees, agents or otherwise; or (d) your failure to comply with the Company’s Code of Ethics, or any conduct which brings the Company or any of its affiliates into disrepute, in each case as determined by the Board of Directors.
The term “good reason” shall have the meaning given in the Change in Control Agreement referenced below.
Non-Qualifying Termination
In the event that your employment with Dean Foods is terminated either for cause or by you voluntarily and without good reason, no severance payment will be made. If your employment is terminated either for cause or by you voluntarily and without good reason, all unvested stock option and other equity grants made to you and your rights thereunder will be automatically terminated.
Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.
New Hire Processes
You are required to comply with the Dean Foods Code of Ethics as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment begins and periodically thereafter.

Mr. Jack Callahan
April 7, 2006

Your position also requires that you sign a Non-Compete Agreement substantially in the form enclosed.
Conclusion
Jack, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.
Best regards,

Gregg L. Engles

Agreed and accepted:

/s/ Jack F. Callahan, Jr.

Jack F. Callahan, Jr.

April 27, 2006

Date